Exhibit 77 K to Form N-SAR

Changes in Registrant's Certifying Accountant

1. On March 11, 2009 the Audit Committee of Seligman Global Fund Series, Inc. (the "Registrant") recommended and the Board of Directors approved the appointment of Ernst & Young LLP as independent registered public accounting firm for the Fund effective March 18, 2009. As of March 11, 2009 Deloitte & Touche LLP ("Deloitte") no longer served as the Fund's independent registered public accounting firm. Deloitte completed the audit of the Fund's financial statements for the fiscal year ended October 31, 2008 and issued its report on December 30, 2008.

2. The audit reports of Deloitte on the Registrant's financial statements for the year ended October 31, 2008 and the year ended October 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods and through March 11, 2009, there were no (i) disagreements between the Registrant and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte would have caused them to make reference in connection with their opinions to the subject matter of the disagreement; or (ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K.

3. The Registrant has requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter dated June 29, 2009 from Deloitte & Touche LLP is filed as Exhibit 77Q(1) to this Form N-SAR.

4. During the Registrant's two fiscal year ends ended October 31, 2007 and October 31, 2008 and the subsequent interim period preceding Ernst & Young LLP's appointment as the Registrant's independent registered public accounting firm, neither the Registrant nor anyone on behalf of the Registrant consulted with Ernst & Young LLP on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that Ernst & Young LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.